Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

January 10, 2023

INVESTOR CONTACT:

Andy Grier

Senior Vice President

402-952-1235

MEDIA CONTACT:

Karen Marotta

Greystone

212-896-9149

Karen.Marotta@greyco.com

Greystone Housing Impact Investors LP Announces Sales of

Vantage at Stone Creek and Vantage at Coventry

OMAHA, Nebraska – Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership”) announced today that on January 5, 2023, Vantage at Stone Creek and Vantage at Coventry, each being a 294-unit market rate multifamily property located in Omaha, NE, were sold at the direction of the respective managing members. The Partnership’s investment in Vantage at Stone Creek was originated in March 2018 and the Partnership contributed equity totaling $7.1 million during construction. The Partnership’s investment in Vantage at Coventry was originated in September 2018 and the Partnership contributed equity totaling $8.1 million during construction. As a result of the sales, the Partnership’s equity investment in each property was redeemed. At closing of the sales, the Partnership received net cash of approximately $27.7 million, inclusive of the return of its contributed equity. The Partnership estimates it will recognize the following in the first quarter of 2023:

•
Gains on sale totaling approximately $15.2 million, before settlement of final proceeds and expenses,
•
Investment income totaling approximately $244,000,
•
Net income of approximately $0.51 per Beneficial Unit Certificate (“BUC”), basic and diluted, based on the number of BUCs outstanding on the date of sale, and
•
Cash Available for Distribution of approximately $0.51 per BUC, basic and diluted, based on the number of BUCs outstanding on the date of sale.

“The successful sales of Vantage at Stone Creek and Vantage at Coventry demonstrates our development partner’s continuing ability to deliver significant gains in diverse markets,” said Kenneth C. Rogozinski, Chief Executive Officer of the Partnership. “We continue to evaluate opportunities in this asset class for both the reinvestment of our previously deployed capital and an expansion of the strategy.”

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure. We believe CAD provides relevant information about the Partnership’s operations and is necessary, along with net income, for understanding its operating results. Net income is the GAAP measure most comparable to CAD. There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies. Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income that is calculated in accordance with GAAP, or any other measures of financial performance presented in accordance with GAAP. For the amounts disclosed herein related to this transaction, there are no reconciling items between net income per BUC, basic and diluted, and CAD per BUC, basic and diluted.

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP (formerly known as America First Multifamily Investors, L.P.) was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.